Exhibit 5

Charles A. Brawley, III Executive Vice President, General Counsel and Corporate Secretary 1 Campbell Place Camden, NJ 08103

March 12, 2024

Campbell Soup Company

1 Campbell Place

Camden, New Jersey 08103-1799

Ladies and Gentlemen:

In my capacity as Executive Vice President, General Counsel and Corporate Secretary of Campbell Soup Company, a New Jersey corporation (the “Company”), I am furnishing this opinion in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (as it may be amended or supplemented from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 1,721,500 shares of the Company’s capital stock, par value $0.0375 per share (“Capital Stock”) which may be issued pursuant to outstanding and unvested awards of restricted stock units and performance stock units originally granted under the Sovos Brands, Inc. 2021 Equity Incentive Plan (the “Plan”), which awards were assumed by the Company in connection with completion of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 7, 2023, by and among the Company, Premium Products Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Sovos Brands, Inc., a Delaware corporation (“Sovos” and, such merger, the “Merger”) and converted into time-based restricted stock units with respect to shares of Capital Stock.

In so acting, I or other members of the legal department of the Company have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and the Plan and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I or they have deemed relevant and necessary as a basis for the opinion hereinafter set forth. I or they have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering this opinion, I have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Capital Stock, upon issuance and delivery in accordance with the terms set forth in the Plan, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

I am a member of the Bar of the Commonwealth of Pennsylvania and hold a Limited License for In-House Counsel in the State of New Jersey. My opinions herein reflect only the application of applicable laws of the State of New Jersey. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and I undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, which laws are subject to change with possible retroactive effect, and I assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering my opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

I consent to the use of this opinion as an exhibit to the Registration Statement. I also consent to any and all references to myself and this opinion in the prospectus which is part of said Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.

Very truly yours,

/s/ Charles A. Brawley, III

Charles A. Brawley, III